                                                                 Exhibit Ex-99.m


                                                   DATED: AS OF JUNE 27, 1994
                                                   AS AMENDED: DECEMBER 16, 1997
                                                   AND SEPTEMBER 23, 1998



                   SCHEDULE C-1 TO THE DISTRIBUTION AGREEMENT
                       between Summit Investment Trust and
                    BISYS Fund Services, Limited Partnership


                    DISTRIBUTION AND SHAREHOLDER SERVICE PLAN
                    -----------------------------------------

This Plan (the "Plan") constitutes the distribution and shareholder service plan of Summit Investment Trust, a Massachusetts business trust (the "Trust"), adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act"). The Plan relates to the shares of those investment portfolios ("Funds") and those classes of shares of the Funds identified on Schedule B of the Trust's Distribution Agreement, as amended from time to time (each, a "Distribution Plan Fund" or "Distribution Plan Class," as applicable).

SECTION  1.

         (a) Subject to the limitations on the payment of asset-based charges set forth in Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc., each Distribution Plan Fund or Distribution Plan Class shall pay to BISYS Fund Services, Limited Partnership, the distributor (the "Distributor") of the Trust's units of beneficial interest (the "Shares"), a fee in an amount not to exceed on an annual basis the percentage of the average daily net asset value of such Distribution Plan Fund or Distribution Plan Class (the "Distribution Fee") as set forth below for the following payments or reimbursements on behalf of such Distribution Plan Fund or Distribution Plan Class: (a) payments the Distributor makes to banks and other institutions and broker/dealers (each, a "Participating Organization") for distribution assistance and/or shareholder service pursuant to an agreement between the Distributor and the Participating Organization; or (b) reimbursement of expenses incurred by a Participating Organization pursuant to an agreement in connection with distribution assistance and/or shareholder service, including, but not limited to, the reimbursement of expenses relating to printing and distributing prospectuses to persons other than shareholders of a Distribution Plan Fund or Distribution Plan Class, printing and distributing advertising and sales literature and reports to shareholders used in connection with the sale of Shares, and personnel and communication equipment used in servicing shareholder accounts and prospective shareholder inquiries:



                     Distribution Plan Fund/Class               Percentage
                     ----------------------------               ----------

                     Class A Shares of Each Fund                  0.25%
                     Class B Shares of Each Fund                  0.75%

         (b) In addition to the amounts described in paragraph 1(a) above, each of the following Distribution Plan Funds or Distribution Plan Classes shall pay (i) to the Distributor for payment to Participating Organizations, or (ii) directly to Participating Organizations, an amount not to exceed on an annual basis 0.25% of the average daily net asset value of such Distribution Plan Fund or Distribution Plan Class from time to time, as a service fee:

                     Distribution Plan Fund/Class
                     ----------------------------

                     Class B Shares of Each Fund

         The monies to be paid pursuant to this paragraph 1(b) by a Distribution Plan Fund or Distribution Plan Class shall be used to make the following payments on behalf of such Distribution Plan Fund or Distribution Plan Class: payments to Participating Organizations for, among other things, furnishing personal services and maintaining shareholder accounts, which services include, among other things, assisting in establishing and maintaining customer accounts and records; assisting with purchase and redemption requests; arranging for bank wires; monitoring dividend payments from the Fund or class on behalf of customers; forwarding certain shareholder communications from the Fund or class to customers; receiving and answering correspondence; and aiding in maintaining the investment of the customers of the Fund or class. Any amounts paid under this paragraph 1(b) shall be paid pursuant to a servicing or other agreement, which form of agreement has been approved from time to time by the Trustees, including a majority of the Independent Trustees.

         (c) For purposes of the Plan, a Participating Organization may include the Distributor or any of its affiliates or subsidiaries.

SECTION 2. The Distribution Fee shall be paid by a Distribution Plan Fund or Distribution Plan Class to the Distributor only to compensate or to reimburse the Distributor for payments or expenses incurred pursuant to Section 1(a) with respect to such Distribution Plan Fund or Distribution Plan Class.

SECTION 3. If the Plan is adopted after any public offering of shares of a Distribution Plan Fund or Distribution Plan Class to which the Plan relates, or the sale of such shares to persons who are not affiliated persons of the Trust, affiliated persons of such persons, promoters of the Trust, or affiliated persons of such promoters, the Plan shall not take effect with respect to such Distribution Plan Fund or Distribution Plan Class until the Plan has been approved by a vote of at least a majority of the outstanding voting securities of such Distribution Plan Fund or Distribution Plan Class.

SECTION 4. The Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the 1940 Act or the rules and regulations hereunder) of both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust cast in person at a meeting called for the purpose of voting on the Plan or such agreement.

SECTION 5. The Plan shall continue in effect for a Distribution Plan Fund or Distribution Plan Class for a period of more than one year after the date of its execution or adoption only so long as such continuance is specifically approved for such Distribution Plan Fund or Distribution Plan Class at least annually in the manner provided for approval of the Plan in Section 4.

SECTION 6. Any person authorized to direct the disposition of monies paid or payable by the Distribution Plan Funds or Distribution Plan Classes pursuant to the Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

SECTION 7. The Plan with respect to a Distribution Plan Fund or Distribution Plan Class may be terminated at any time by vote of a majority of the Independent Trustees, or by a vote of a majority of the outstanding voting securities of such Distribution Plan Fund or Distribution Plan Class.

SECTION 8. All agreements with any person relating to implementation of the Plan shall be in writing, and any agreement related to the Plan shall provide:

         (a) That such agreement may be terminated at any time with respect to a Distribution Plan Fund or Distribution Plan Class, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of such Distribution Plan Fund or Distribution Plan Class, on not more than 60 days' written notice to any other party to the agreement; and

         (b) That such agreement shall terminate automatically in the event of its assignment.

SECTION 9. The Plan with respect to a Distribution Plan Fund or Distribution Plan Class may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 1 hereof without approval in the manner provided in Section 3 hereof, and all material amendments to the Plan shall be approved in the manner provided for approval of the Plan in Section 4.


SECTION 10. As used in the Plan, (a) the term "Independent Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it, and (b) the terms "assignment", "interested person" and "majority of the outstanding voting securities" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.